EXHIBIT 4.3

                       MEDICAL INDUSTRIES OF AMERICA, INC.

                        ESCROW AGREEMENT AND INSTRUCTIONS

      This Escrow Agreement (the "Agreement") dated as of July 21, 1999 is made by and among MEDICAL INDUSTRIES, INC., a Florida corporation ("Company"), Swartz Private Equity, LLC ("Investor") and FIRST UNION NATIONAL BANK as escrow agent ("Escrow Agent").

                                    RECITALS:

      WHEREAS, the Company wishes, subject to certain conditions and limitations, to sell to Investor common stock issued by Company (the "Common Stock") at an aggregate purchase price of up to Twenty Five Million Dollars ($25,000,000), excluding Warrants;

      WHEREAS, as contemplated by that certain Investment Agreement, of even date herewith, by and between the Company and the Investor (the "Investment Agreement") the Company may sell Common Stock to Investor upon an exercise of a Put during the thirty six (36) months following date of the Investment Agreement;

      WHEREAS, the Company and Investor desire to establish an escrow account (the "Escrow Account") with the Escrow Agent into which certain monies and Common Stock will be deposited and held in escrow in connection with a proposed offering of the Common Stock; and

      WHEREAS, the Escrow Agent has agreed to act as escrow agent on behalf of the Company and Investor on the terms and conditions set forth in this Agreement.

                                     TERMS:

      NOW, THEREFORE, in consideration of the premises the parties agree as follows:

1. DEFINED TERMS. Unless otherwise indicated herein, capitalized terms shall have the meanings ascribed to them in the Investment Agreement.

2. INVESTMENT AGREEMENT. Pursuant to the terms of the Investment Agreement, in order to initiate a Put, the Company delivers a Put Notice to the Investor. During the 20 Business Day Purchase Period following each Put Notice, the Investor delivers one or more Purchase Notices to the Company indicating the number of Put Shares that are being purchased that day. The Put Shares set forth in each Put Notice are priced at the Put Share Price in effect on the date of the Purchase Notice.

3. APPOINTMENT OF ESCROW AGENT. The Company and Investor each appoint the Escrow Agent to act as the escrow agent for the sale and purchase of the Common Stock contemplated by the Investment Agreement, on the terms and conditions

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of this Agreement. Escrow Agent agrees to act as escrow agent and perform the functions set forth in this Agreement, subject to all its terms.

4. ESCROW AGREEMENT. The Company hereby agrees to pay the Escrow Agent for the opening and administration of the Escrow Account plus incidental expenses for all ordinary services rendered hereunder (the "Escrow Fee") according to the fee schedule attached hereto as SCHEDULE A. The Escrow Agent shall be entitled to withhold the Escrow Fee from any funds paid to the Company pursuant to this Escrow Agreement, or Escrow Agent may demand payment of the Escrow Fee from the Company.

5.    DEPOSITS.

      5.1 COMPANY DEPOSITS. Prior to each Put Date, at the times and amounts specified in the Investment Agreement, the Company shall deposit unlegended and freely tradable shares of Common Stock, in electronic form and in the name of the Investor (or in such street name as the Escrow Agent directs), under the Escrow Agent's DTC participation number, representing the Put Shares for that Put with the Escrow Agent. The Put Shares shall be delivered to the Escrow Agent in electronic form through the DTC system. The Company shall notify the Escrow Agent of the number of Put Shares being delivered, by facsimile, not later than 5:00 PM, New York City time, on the day that such shares are delivered.

      5.2 INVESTOR DEPOSITS. Under the terms of the Investment Agreement, from time to time, the Company will deliver Put Notices to the Investor to effect the sale of a number of Put Shares. The Company shall deliver a copy of each Put Notice to the Escrow Agent by facsimile or as soon as practicable after it delivers such Put Notice to the Investor. Under the terms of the Investment Agreement, the Investor shall deliver the Put Share Price for each Put Share to the Escrow Agent within four (4) Business Days of the end of the applicable Pricing Period.

6.    DISBURSEMENT OF FUNDS.

        Each Put Closing shall occur as set forth below.

            (a) INSTRUCTIONS FOR EXCHANGE OF MONEY AND COMMON STOCK. Escrow Agent shall hold each of the Put Shares deposited by the Company against delivery of the corresponding Put Share Price by the Investor and shall hold the corresponding Put Share Price by such Investors against delivery of the Put Shares, all in compliance with Section 6(b) below.

            (b) CONDITIONS FOR RELEASE OF MONEY AND COMMON STOCK. During the term of this Escrow Agreement and upon the occurrence of both:

      (i) receipt by the Escrow Agent of a Put Notice, and

      (ii) either

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            (a) receipt by the Escrow Agent of the Put Share Price, by certified or bank check, or wire transfer, for all or any portion of the Put Shares specified in the Put Notice (each a "Payment") from the Investor, or

            (b) upon a tender (a "DVP Tender") by a broker or other representative of the Investor of the Put Share Price of all or any portion of the Put Shares specified in the Purchase Notice in a Delivery Versus Payment ("DVP") cross-exchange conditioned upon delivery of the Put Shares, the Escrow Agent shall promptly execute a DVP cross-exchange (if applicable) and release the applicable Put Shares to the Investor by placing such shares in the DVP electronic delivery system under the Investor's name or such other street name as the Investor so directs, in exchange for the funds representing the Put Share Price for such Put Shares. Payment for Put Shares shall be deemed to have been timely made if a DVP Tender as described above is made on or prior to the Payment Due Date.

At or prior to the close of business of each day that the Escrow Agent receives any Payment, DVP Tender or Put Shares, the Escrow Agent shall notify the Company and the Investor of such receipt.

            (c) RELEASE OF PAYMENTS TO THE COMPANY. Each time that Put Shares are delivered to the Investor, the Escrow Agent shall release the corresponding Payments, less any Escrow Fees then due, as soon as practicable but no later than the close of business on the same Business Day. No Put Shares shall be released until Payment or a DVP Tender is made for such Put Shares (in an amount per share equal to the applicable Put Share Price), and no funds shall be released to the Company until all of the corresponding Put Shares have been delivered to Investor.

            At the end of each business day in which any shares or Payment are received, Escrow Agent shall provide to the Company and each Investor a spreadsheet or similar schedule reflecting the Payments, Common Stock received, and a schedule listing any moneys wired out by Escrow Agent, if applicable. Wiring instructions for wiring funds to the Company will be provided to the Escrow Agent by the Company. Escrow Agent shall call Paul C. Pershes or other Company designee to confirm receipt of Company's wiring instructions at the telephone numbers set forth in Section 14.3 below.

            (d) RELEASE OF FUNDS TO THE INVESTOR. The Escrow Agent shall release any excess amounts received from or on account of the Investor in a DVP cross-exchange or otherwise, net of the amount of any Payments to which the Company is entitled, to the Investor by wire transfer of immediately available funds or as otherwise directed by the Investor as soon as possible but no later than the close of business on the business day following the day that the corresponding Payments are due to the Company.

The Escrow Agent shall calculate the interest accrued on the total amount of Payments made by the Investor. The Escrow Agent shall release the interest that has accrued on each of the Payments to the Investor by wire transfer of immediately available funds as provided above in the normal course of business, but no later than five (5) days after the last day of the month in which the Payment was received.

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            (e) TERMINATION OF CALL CLOSING. If the Escrow Agent has not
received Payments totaling the Put Share Price for all Put Shares held by the Escrow Agent by the close of business on the date that is five (5) Business Days after the applicable Payment Due Date, then the Escrow Agent shall, upon written instructions from the Company, return all Put Shares for which payment pursuant to Section 6(b) has not been received by the Escrow Agent to the Company.

7. INVESTMENT OF FUNDS. All funds received before 2:00 p.m., Atlanta, Georgia time, on a given day and not disbursed on the same day received shall be deposited by Escrow Agent into a separate First Union National Bank Money Market account established for the purpose of this escrow and shall upon clearance earn per diem interest at a rate provided by the Escrow Agent for such account.

8. OFFERING DATE, ESCROW TERM AND EARLY TERMINATION DATE. For the purpose of this Escrow Agreement, the Escrow Account's term (the "Escrow Term") shall commence on the date hereof and shall end on the Termination Date of the Investment Agreement, or such earlier date that the Company and the Investor both agree, subject to the resignation of the Escrow Agent pursuant to Section 13 hereof.

9.    LIABILITY OF ESCROW AGENT.

             (a) Escrow Agent shall have no liability or obligation with respect to the Escrow Funds except for Escrow Agent's willful or wanton misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Company and Investor, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

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            (b) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

10. FEES AND EXPENSES. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not properly fulfilled by a party other than the Escrow Agent, or if the Company requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Agreement or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs, attorneys' fees, including allocating costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. The Company promises to pay these sums upon demand.

11. INDEMNIFICATION OF ESCROW AGENT. From and at all times after the date of this Escrow Agreement, the Company and the Investor, jointly and severally (the "Indemnifying Parties") shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Company or the Investor, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; PROVIDED, HOWEVER, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence

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or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Parties, in writing, and the Indemnifying Parties shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that the Indemnifying Parties shall be required to pay such fees and expenses if (a) the Indemnifying Parties agrees to pay such fees and expenses, or (b) the Indemnifying Parties shall fail to assume the defense of such action or proceeding or shall fail, in the sole discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) the Indemnifying Parties are the plaintiff in any such action or proceeding or (d) the named or potential parties to any such action or proceeding (including any potentially impleaded parties) include both Indemnified Party and the Indemnifying Parties, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Parties. The Indemnifying Parties shall be liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (a) shall apply only to the party so agreeing. All such fees and expenses payable by the Indemnifying Parties pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the Indemnifying Parties, to the extent of the Escrow Funds upon demand by such Indemnified Party. Upon exhaustion of the Escrow Funds, the indemnification obligations of Indemnifying Parties hereunder shall be by the Indemnifying Parties, jointly and severally. The obligations of the Indemnifying Parties under this SECTION 11 shall survive any termination of this Escrow Agreement, and the resignation or removal of Escrow Agent shall be independent of any obligation of the Escrow Agent.

            The parties agree that neither the payment by the Indemnifying Parties of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Company and the Investor, the respective rights and obligations of Company, on the one hand, and the Investor, on the other hand, under the Investment Agreement.

12. TERMINATION. This Agreement shall terminate upon the expiration of the Escrow Term, without any notices to any person, unless earlier terminated pursuant to terms hereof.

13. RESIGNATION OF ESCROW AGENT. The Escrow Agent may resign at any time upon giving at least ten (10) days prior written notice to the parties provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent that agrees to the terms of this Agreement which shall be accomplished as follows: the parties shall use their best effort to obtain a successor

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escrow agent within ten (10) days after receiving such notice. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

14.   MISCELLANEOUS.

      14.1 GOVERNING LAWS. This Agreement is created by and shall be construed under the applicable laws of the State of Georgia except for matters arising under the United States Securities Act of 1933, as amended (the "Act"), which matters shall be construed and interpreted in accordance with such laws.

      14.2 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14.3  NOTICES.

                  As to the Company:

                        Attention:  Paul C. Pershes, President
                        1903 South Congress Ave., Suite 400
                        Boynton Beach, FL 33426
                        Phone: (561) 737-2227
                        Fax: (561) 265-2869

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                  As to the Escrow Agent:

                        Attn: Sabrina Fuller/Brian Justice
                        First Union National Bank, Corporate Trust Dept. 999 Peachtree Street N.E., Suite 1100
                        Atlanta, GA 30309
                        Telephone: (404) 827-7335
                        Facsimile: (404) 827-7305

                  As to the Investor:

                        Attn: Eric Swartz
                        200 Roswell Summit, Suite 285
                        1080 Holcomb Bridge Road
                        Roswell, GA 30076
                        Telephone: 770-640-8130
                        Facsimile: 770-640-7150

      14.4 ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties with respect to the Escrow Account with Escrow Agent and Escrow Agent is not bound by any other agreements that may exist between each Investor and the Company.

      14.5 AUTHORIZATION FOR AMENDMENTS. This Agreement shall not be amended except pursuant to instructions in writing signed by all parties hereto. Escrow Agent shall be authorized to act on instructions or amendments to this Agreement that are signed by the individual indicated below on the signature page in the case of the Investor and Paul C. Pershes, President, in the case of the Company, or (b) signed by a representative of Company or Investor who has been duly authorized and notice of such authorization has been provided to Escrow Agent, signed by the signatories specified in (a) above, as applicable. Such written authorization and notice, signed by the appropriate officer, shall constitute sufficient authorization and notice for Escrow Agent to act upon, and Escrow Agent shall be authorized to honor instructions or amendments signed by such authorized representatives.


            IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the date first written above.


      COMPANY:
      MEDICAL INDUSTRIES OF AMERICA, INC.



      By:_____________________________
            Paul C. Pershes, President

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ESCROW AGENT:
      FIRST UNION NATIONAL BANK


      By:___________________________
      Print Name:___________________
      Title:________________________


      INVESTOR: SWARTZ PRIVATE EQUITY, LLC


      By: _________________________________
            Eric S. Swartz, Manager

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                                   SCHEDULE A

                          FEES PAYABLE TO ESCROW AGENT


Acceptance Fee:                             $  500.00

Annual Escrow Agent Fee:                    $2,500.00

Attorney's Escrow Fee:                      $  500.00 (approximate)

Transaction charges:
      PUTS                                  $100
      Disbursement of funds                 $25 per outgoing wire transfer

Acceptance of the Appointment is subject to terms of the transaction and document provisions being satisfactory to First Union National Bank.

The Acceptance Fee is payable upon execution of the escrow documents. The first Annual Escrow Fee is payable upon effectiveness of a Registration Statement, as defined in the Registration Rights Agreement. In the event the escrow is not funded, the Acceptance Fee and all related expenses will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

All out-of-pocket expenses, including, but not limited to, attorney fees and expenses, accountant fees and expenses, legal notice publication, environmental surveys, travel expenses, postage, registered mail and insurance costs, courier charges, will be billed separately.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based on final review of documents, or when the Agent is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as extraordinary expenses.

Unless otherwise indicated, the above fees provide for the establishment of one account. Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge.

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